  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-215227, No. 333-211814, No. 333-210452, No. 333-190945 and No. 333-203136) and Form S-3 (No. 333-198782 and No. 333-219887) of Sophiris Bio Inc. of our report dated March 21, 2018 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Diego, California

March 21, 2018